Exhibit 10(xi)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (“Agreement”) effective as of November 17, 2003 (the “Effective Date”), and as amended June 1, 2004, is between Investors Title Insurance Company, a North Carolina corporation (the “Company”), and James A. Fine, Jr. (“Executive”).

RECITALS:

          WHEREAS, Executive is presently the Executive Vice President, Treasurer and Chief Financial Officer of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company; and

          WHEREAS, the Company desired to secure the services of the Executive for the future;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

          1.       Employment.  The Company shall employ Executive, and Executive accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement. The term of this Agreement shall be for a period of five (5) years beginning on the date hereof, and shall on the first day of each calendar month, unless either party gives written notice to the other party at least thirty (30) days prior to such date of intent not to extend this Agreement, be extended one (1) additional month so that at all times the term of this Agreement shall be for a period of five (5) years unless earlier terminated as provided in paragraph 4 hereof (the “Employment Period”).

          2.       Position and Duties.

          (a)     During the Employment Period, Executive shall serve as the Executive Vice President, Treasurer and Chief Financial Officer of the Company or in such other similar position as the Executive and the Board shall agree upon and, subject to the management of the business and affairs of the Company at the direction of the Board of Directors of the Company (the “Board”), shall have the normal duties, responsibilities and authority of an executive serving in such position.

          (b)    Executive shall report to the Chief Executive Officer.

          (c)    During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for participation in charitable and civic endeavors and management of Executive’s personal investments and business interests, provided such activities do not have more than a de minimis effect on Executive’s performance of his duties under this Agreement) to the business and affairs of the Company, its parent, subsidiaries and affiliates. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

          (d)     Executive shall perform his duties and responsibilities principally in the Chapel Hill, North Carolina area and shall not be required to travel outside that area any more extensively than Executive has done in the recent past in the ordinary course of the business of the Company.

          3.       Compensation and Benefits.

          (a)     Salary.  The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time. Executive’s initial salary shall be at the rate of Two Hundred Seven Thousand and No/100 Dollars ($207,000.00) per year, as may be increased from time to time (the “Base Salary”), provided, however, that if there is a Change in Control (as hereafter defined), the Executive’s Base Salary as then in effect shall double effective at the time the Change in Control becomes effective.  Executive’s Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) and shall be increased, but not decreased, from time to time at least in an amount as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

          (b)     Bonuses.  Executive will be entitled to such cash bonuses as the Board may determine, in its sole discretion, from time to time (“Bonus Compensation”).

          (c)     Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.

          (d)     Nonqualified Supplemental Retirement Benefit Plan.  During the Employment Period and within ten (10) days after each calendar quarter, the Company shall make a contribution on the Executive’s behalf to a Nonqualified Supplemental Retirement Benefit Plan in an amount equal to twenty-two percent (22%) of the Executive’s Base Salary and Bonus Compensation paid during such calendar quarter.  If the Employment Period is terminated, for any reason whatsoever, prior to a contribution being made for twenty (20) calendar quarters, then in such event the Company shall make a lump sum contribution to the plan equal to the number of calendar quarters less than twenty (20), using as a base for determining such amount twenty two percent (22%) of the Executive’s Base Salary and Bonus Compensation for the twelve (12) months preceding the termination of employment.

          (e)     Compensation for Serving on Board.  Executive shall be entitled to no extra compensation for serving on the Company’s or its affiliated companies’ Boards of Directors.

          (f)      Vacation and Sick Leave.  Executive shall be entitled annually to thirty (30) days of paid vacation and to unlimited sick leave, provided the Employment Period is subject to termination for disability as provided under paragraph 4(b).  The vacation leave shall be cumulative; provided, however, that Executive shall not be compensated for any unused vacation leave.

          (g)     Other Benefits.  Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in such other benefits for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

          4.       Employment Period.

(a) The Employment Period shall continue until terminated as provided in subsection (b) below.

(b) The Employment Period shall end upon the first to occur of any of the following events:

(i) Executive’s death;

          (ii)    the Company’s termination of Executive’s employment on account of Executive’s having become unable (as determined by the Board in good faith) to perform regularly Executive’s duties hereunder by reason of illness or incapacity for a period of more than one hundred eighty (180) consecutive days, plus accrued vacation days (“Termination for Disability”);

(iii) the Company’s termination of Executive’s employment for Cause (“Termination for Cause”);

          (iv)   the Company’s termination of Executive’s employment other than pursuant to subsections (b)(ii) or (iii) above (“Termination without Cause”) by means of advance written notice of at least sixty (60) days.

          (v)    Executive’s termination of his employment for Good Reason by means of advance written notice to the Company at least thirty (30) days prior to the effective date of such termination (“Termination by Executive for Good Reason”);

(vi) Executive’s retirement at any time following his 50th birthday, upon written notice to the Company of at least six (6) months (“Retirement”);

(vii) Executive’s termination of his employment within thirty (30) days following a Change in Control by written notice to the Company.

(c) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude;

(ii) the commission by Executive of a fraud against the Company or any of its parent, subsidiaries or affiliates for which he is convicted;

          (iii)   gross negligence or willful misconduct by Executive with respect to the Company or any of its parent, subsidiaries or affiliates which causes material detriment to the Company or any of its parent, subsidiaries or affiliates;

(iv) the falsification or manipulation of any records of the Company or any of its parent, subsidiaries or affiliates;

(v) repudiation of this Agreement by Executive or Executive’s abandonment of employment with the Company or any of its parent, subsidiaries or affiliates;

(vi) breach by Executive of any of the agreements in paragraphs 6 and 7 hereof prior to the end of the Employment Period;

          (vii)  failure or refusal of Executive to perform his duties with the Company or any of its parent, subsidiaries or affiliates or to implement or follow the policies or directions of the Board within thirty (30) days after a written demand for performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has not performed his duties or failed to implement or follow the policies or directions of the Board.

(d) For purposes of this Agreement,

(i) “Good Reason” shall mean any breach by the Company of this Agreement that is material and that is not cured within thirty (30) days after written notice thereof to the Company from Executive;

(ii) “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

         (A)    Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Executive or his affiliates or immediate family members, is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or its parent, Investors Title Company, representing 50% or more of the combined voting power of the Company’s or Investors Title Company’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors; or

(B) Individuals who are “Continuing Directors” (as hereinafter defined) of Investors Title Company cease for any reason to constitute at least a majority of its Board of Directors; or

(C) A sale of more than 50% of the assets (measured in terms of monetary value) of the Company or Investors Title Company is consummated; or

         (D)     Any merger, consolidation, or like business combination or reorganization of the Company or Investors Title Company is consummated that results in the occurrence of any event described in subparagraph (A), (B) or (C) above.

(iii) “Continuing Directors” shall mean:

(A) the directors of Investors Title Company in office on the date of this Agreement; or

         (B)     any successor to any such director (and any additional director) who after the date of this Agreement (i) was nominated or selected by a majority of the Continuing Directors in the office at the time of his or her nomination or selection and (ii) who is not an “affiliate” or “associate” (as defined in Regulation 12B under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of directors.

          5.      Post-Employment Period Payments.

          (a)     If the Employment Period ends pursuant to paragraph 4 hereof for any reason, Executive shall cease to have any rights to salary, options, expense reimbursements or other benefits other than: (i) any salary which has accrued but is unpaid and any reimbursable expenses which have been incurred but are unpaid as of the end of the Employment Period, (ii) any option rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any option theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company), (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), (iv) any accumulations and benefits to which employee is entitled under the Nonqualified Supplemental Retirement Benefit Plan and a Nonqualified Deferred Compensation Plan, and (v) any other amount(s) payable pursuant to the succeeding provisions of this paragraph 5.

          (b)     If the Employment Period ends pursuant to paragraph 4 hereof on account of Executive’s death, Termination for Disability or Retirement, the Executive or, in the event of death, his beneficiary (as identified to the Company in writing) shall be entitled to receive the following: (i) payment of the Executive’s then current base salary for a period of three (3) years following the termination date, payable on a monthly basis, (ii) three (3) annual payments on the anniversary of the termination date, each in an amount equal to the average of the Bonus Compensation paid to the Executive during the three (3) years prior to Executive’s death, Disability or Retirement, (iii) continued participation by Executive and his spouse in the Company’s medical, dental and vision health plan, at the Company’s expense, until Executive dies or, if later, until his surviving spouse dies, (iv) any accumulations and benefits to which Employee is entitled under the Nonqualified Supplemental Retirement Benefit Plan and a Nonqualified Deferred Compensation Plan, (v) continued participation by each of Executive’s dependent children in the Company’s medical, dental and vision health plan, at the Company’s expense, until each child is no longer a dependent, as defined by the applicable plan, (vi) at the Executive’s option, the Company shall transfer to the Executive the ownership of any and all life insurance policies insuring the Executive’s life that the Company has purchased and the Executive shall thereafter be liable for all payments due on such policies, and (vii) immediate vesting of Executive’s existing stock options.

          (c)     If the Employment Period ends pursuant to paragraph 4 hereof on account of Termination for Cause, the Company shall pay Executive (i) an amount equal to that amount Executive would have received as salary (based on Executive’s Base Salary then in effect) had the Employment Period remained in effect until the later of the effective date of the Company’s termination of Executive’s employment or the date thirty (30) days after the Company’s notice to Executive of such termination, and (ii) any accumulations and benefits to which Employee is entitled under the Nonqualified Supplemental Retirement Benefit Plan and a Nonqualified Deferred Compensation Plan. The Company shall make no further payments to Executive, except as provided in Section 5(a) hereof.

          (d)     If the Employment Period ends pursuant to paragraph 4 hereof on account of a Termination without Cause or a Termination by Executive for Good Reason, the Executive shall be entitled to receive the following:  (i) payment of the Executive’s then current Base Salary for a period of five (5) years following the termination date, payable on a monthly basis, (ii) five (5) annual payments on the anniversary of the termination date, each in an amount equal to the average of the Bonus Compensation paid to the Executive during the three (3) years prior to the termination date, (iii) any accumulations and benefits to which Employee is entitled under the Nonqualified Supplemental Retirement Benefit Plan and a Nonqualified Deferred Compensation Plan, (iv) continued participation by Executive and his spouse in the Company’s medical, dental and vision health plan, at the Company’s expense, until Executive dies or, if later, until his surviving spouse dies, (v) continued participation by each of Executive’s dependent children in the Company’s medical, dental and vision health plan, at the Company’s expense, until each child is no longer a dependent, as defined by the applicable plan, (vi) immediate vesting of Executive’s existing stock options and (vii) at the Executive’s option, the Company shall transfer to the Executive the ownership of any and all life insurance policies insuring the Executive’s life that the Company has purchased and the Executive shall thereafter be liable for all payments due on such policies.

          (e)     If the Executive terminates his employment because of a Change in Control, the Executive shall be entitled to receive the following: (i) a lump sum payment equal to 2.99 times the sum of the Executive’s then current Base Salary, (ii) a lump sum payment equal to 2.99 times the amount equal to the average of the Bonus Compensation paid to the Executive during the three (3) years prior to the termination date, (iii) continued participation by Executive and his spouse in the Company’s medical, dental and vision health plan, at the Company’s expense, until Executive dies or, if later, until his surviving spouse dies, (iv) continued participation by each of Executive’s dependent children in the Company’s medical, dental and vision health plan, at the Company’s expense, until each child is no longer a dependent, as defined by the applicable plan, (v) immediate vesting of Executive’s existing stock options, (vi) any accumulations and benefits to which Employee is entitled under the Nonqualified Supplemental Retirement Benefit Plan and a Nonqualified Deferred Compensation Plan, and (vii) at the Executive’s option, the Company shall transfer to the Executive the ownership of any and all life insurance policies insuring the Executive’s life that the Company has purchased and the Executive shall thereafter be liable for all payments due on such policies. Upon entitlement, all sums due hereunder will be payable in cash or by official bank check within thirty (30) days following termination of the Executive’s employment. Notwithstanding anything to the contrary contained herein, in the event that any portion of the payments or benefits received or to be received by the Executive, together with any other payments received by him, whether paid or payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any other person or entity, would cause, either directly or indirectly, an “excess parachute payment” to exist within the meaning of said Section 280G of the Internal Revenue Code, the payments hereunder shall be reduced until no portion of the payments would fail to be deductible by reason of being an “excess parachute payment”.  In the event that any dispute arises as to whether an “excess parachute payment” exists, the appropriate calculations shall be made by the Company’s regularly employed independent public auditors and delivered to the Executive in writing within thirty (30) days following the date for payment of such severance payment, and the Company will warrant to the Executive the accuracy of the calculations and the information on which they are based.

          (f)     Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

          6.      Confidential Information.  Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company pursuant to this Agreement, as well as those obtained by Executive while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, “Confidential Information”) are the property of the Company or such parent, subsidiary or affiliate. Therefore, Executive agrees that during the Employment Period and thereafter Executive shall not disclose any Confidential Information without the prior written consent of the Board unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of Executive’s duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that Executive shall not use any Confidential Information for Executive’s own account without the prior written consent of the Board. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of the Company or any of its parent, subsidiaries or affiliates that Executive may then possess or have under his control.

          7.      Noncompetition; Nonsolicitation.

          (a)     Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement, Executive will become familiar, and during the course of Executive’s employment by the Company or any of its parent, subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, Executive has become familiar with trade secrets and customer lists of and other confidential information concerning the Company and its parent, subsidiaries and affiliates and predecessors thereof and that Executive’s services have been and will be of special, unique and extraordinary value to the Company.

          (b)     Executive agrees that during the Employment Period and, as a condition to the receipt of payments as provided under paragraph 4, for a period of  two (2) years after termination of Executive’s employment with the Company, in the State of North Carolina Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by the Company or any of its parent, subsidiaries or affiliates.

          (c)     Executive further agrees that, during the Employment Period and, as a condition to the receipt of payments as provided under paragraph 4, for a period of two (2) years after termination of Executive’s employment with the Company, Executive shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or of any of its parent, subsidiaries or affiliates (other than his spouse, if applicable) to quit or abandon his or her employ.

          (d)     Nothing in this paragraph 7 shall prohibit Executive from being: (1) a shareholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity.

          (e)     In the event Executive violates any legally enforceable provision of this Agreement as to which there is a specific time period during which Executive is prohibited from taking certain actions or from engaging in certain activities, as set forth in this Agreement, then, in such event, the violation shall toll the running of such time period from the date of such violation until the violation ceases.

          (f)     Executive acknowledges that he has carefully considered the nature and extent of the restrictions on him and the rights and remedies conferred on the Company under this Agreement. Executive further acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to the Company, do not stifle Executive’s inherent skill and experience, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to Executive’s detriment.

          (g)     If, at the time of enforcement of this paragraph, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

          8.      Enforcement.  Because Executive’s services are unique and because Executive has access to Confidential Information and work product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of paragraph 7 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

          9.      Consulting and Advice.  During the time period that the Executive receives post-employment payments under paragraph 5, other than by reason of death or disability, the Executive agrees that when and as requested, he will consult with the Company concerning policies, procedures and operations.  The requests by the Company for consultation shall be at reasonable times, with appropriate notice, not more frequent than three (3) times a month, and may, at Employee’s election, be through telephone communication.

          10.    Survival.  Subject to any limits on applicability contained therein, paragraphs 5, 6, 7 and 9 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

          11.    Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested. Any notice to Executive will be delivered to the last home address on file with the Company and any notice to the Company should be delivered to:

          Investors Title Insurance Company
          Attention: Secretary
          P. O. Drawer 2687
          Chapel Hill, NC  27515-2687

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

          12.    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          13.    Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

          14.    Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

          15.    Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

          16.    Choice of Law.  This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of North Carolina.

          17.    Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          18.    Mediation.  If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree to submit such controversy to mediation for resolution.  The parties may use the procedures set forth in the North Carolina General Statutes’ Rules Implementing Court Ordered Mediated Settlement Conferences, where and if applicable.  Provided, however, if any controversy between the parties is not resolved by mediation within sixty (60) days after the date the controversy has arisen (hereinafter “controversy date”), the parties shall settle such controversy by arbitration in accordance with the terms of the Uniform Arbitration Act, currently codified in North Carolina General Statute, Article 45A, §1-567.1, et seq., or any successor statutes thereto, and as provided in Section 19 below.

          19.    Arbitration.  Any dispute or controversy arising under this Agreement which is not resolved by mediation pursuant to Section 18 shall be determined and settled by an independent disinterested person agreed upon by the parties to the dispute.  If the parties are unable to mutually agree upon an independent arbitrator within thirty (30) days, then each party shall appoint an independent arbitrator within thirty (30) days, and the said two (2) independent arbitrators shall appoint a third independent arbitrator within thirty (30) days, and the three (3) independent arbitrators will resolve the dispute in controversy by majority vote in accordance with the terms of the Uniform Arbitration Act currently codified in North Carolina General Statute, Article 45A, §1-567.1, et seq. or any successor statutes.  The expenses of arbitration shall be shared equally by each party hereto, except that each party will pay the costs of his own legal counsel and all other incidental expenses.  The parties hereto agree to be bound by the results of the arbitration.  The place of arbitration shall be Orange County, North Carolina.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

INVESTORS TITLE INSURANCE COMPANY

By:

Its

Date:

JAMES A. FINE, JR.

Date: